Contact:	Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
	The Hain Celestial Group, Inc.	Kekst and Company
	631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP
RECEIVES NOTICE FROM NASDAQ
DUE TO DELAY IN FILING OF FORM 10-K

Melville, NY, September 20, 2007—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, announced today that, as anticipated it received, on September 14, 2007, a NASDAQ Staff Determination letter indicating that it is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As a result, the Company has requested a hearing before a NASDAQ Listing Qualifications Panel. Pending a decision by the Panel, Hain Celestial shares will remain listed on The NASDAQ Stock Market. There can be no assurance that the Panel will grant the Company’s request for continued listing.

As previously announced, Hain Celestial is conducting an independent review of the Company’s stock option practices. This review is being conducted at the direction of a group of independent directors with the assistance of independent legal counsel and experts retained by counsel and is substantially complete. However, the timing of that completion has resulted in a delay in finalizing the Company’s annual report on Form 10-K. The Company is working diligently through this process and intends to file its Form 10-K in the near future. The Company believes that any adjustments that have been identified in the review will not affect the Company’s previously released results of operations for the year ended June 30, 2007.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, FreeBird™, Plainville Farms™, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic™, Imagine Foods™, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Linda McCartney®, Realeat®, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica® and Queen Helene®. For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies and integrate acquisitions; competition; retention of key personnel; the results of the stock options review described above; compliance with government regulations, including the rules on proxy solicitations when necessary or required, and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 30, 2006.